Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
NON-EXECUTIVE CHAIRMAN STEPS DOWN
February 7, 2008 – Guernsey, Channel Islands – CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today announced that Dr. David Robson has tendered his resignation from the positions of Non-Executive Chairman and Non-Executive Director of the Board of CanArgo with immediate effect. Dr. Robson is stepping down in order to focus on the development of Tethys Petroleum Limited (“Tethys”) of which he is Chairman, President and Chief Executive Officer. Dr. Robson informed the Company on January 21, 2008 of his intention not to stand for re-election as a Director of the Company at the next Annual Meeting of Stockholders because of potential conflicts of interest with his duties and workload with Tethys. In light of this, and following a meeting of the Board, the Board asked Dr. Robson to stand down at this point in time.
Vincent McDonnell will become acting Chairman of the Board in addition to his duties as President and Chief Executive Officer. The resignation of Dr. Robson means that the Company now needs to appoint only one new independent director to the Board in order to regain compliance with the American Stock Exchange continued listing rule.
Vincent McDonnell, President and Chief Executive Officer said “I would like to thank David for his invaluable input to the development of CanArgo and his very significant contribution to the Company over the last eleven years. I wish him every success in the future.”
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation

Tel :	+1 617 669 1841
Fax :	+1 617 973 6406
e-mail:	sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048200